Exhibit 10.6

AMENDMENT NO. 3 TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO EMPLOYMENT AGREEMENT, by and between Rite Aid Corporation, a Delaware Corporation (the “Company”) and Mary F. Sammons (“Executive”) is entered into as of the 30th day of December, 2008.  The provisions of this Amendment shall be effective as of January 1, 2005 (the “Effective Date”).

WHEREAS, Executive and the Company previously entered into that certain employment agreement, dated as of December 5, 1999, and subsequently amended on May 7, 2001 and September 30, 2003 (collectively, the “Employment Agreement”); and

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement to ensure compliance with Internal Revenue Code Section 409A and the final regulations promulgated thereunder;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree as follows:

1.                                       New Section 14.  Effective as of the Effective Date, the following new Section 14 shall be inserted into the Employment Agreement.  In the event of an inconsistence between this new Section 14 and the remaining provisions of the Employment Agreement, Section 14 shall govern.

“14.                           COMPLIANCE WITH CODE SECTION 409A  Notwithstanding anything in this Employment Agreement (the “Agreement”) to the contrary, effective as of January 1, 2005, the following provisions shall govern:  The provisions listed below are intended to be compliant with Internal Revenue Code Section 409A and the final regulations promulgated thereunder (‘409A’) as in effect on the date hereof and shall be construed to be so compliant.

(a)                                  Medical Benefits:  The provision of medical benefits after separation from service shall be done in a manner to, to the extent possible, exempt such benefits from the application of 409A.  Without limiting the generality of the foregoing, the following specific provisions will be effective as of January 1, 2005:

(i)                                     Section 5(a)(2) and 5(b)(2) of the Agreement shall be modified by adding the following to the end of each thereof:

‘For any period during which the Executive would be entitled to continuation coverage through the application of Internal Revenue Code Section 4980B (‘COBRA’), this coverage shall be provided at the expense of the Company.  For any period after the expiration of the period required by COBRA, but prior to the end of the month in which the third anniversary of the Date of Termination occurs, this coverage will be provided at the expense of the Executive (or her beneficiaries or estate).  Executive (or her beneficiaries or estate) shall remit payment by check to the Company in the amount of the then current amount used to calculate premiums for participants entitled to receive continuation coverage under COBRA; provided, however, if the coverage is not available through the Company’s benefit plans, then Executive shall purchase and pay the premium for medical coverage substantially comparable in all material respects to the coverage provided by the Company during the COBRA period.  The Company shall, on the last day of each month, provide the Executive (or her beneficiaries or estate) with a payment sufficient to place the Executive (or her beneficiaries or estate) in the same economic position had such individuals or entity not been required to pay the premium described in the preceding sentence.’

(b)                                 Payment of Benefits: Any payment to which the Executive becomes entitled under the Agreement, or any arrangement or plan referenced in this Agreement, that constitutes “deferred compensation” under 409A, and is (a) payable upon the Executive’s termination and; (b) at a time when the Executive is a “specified employee” as defined by 409A shall not be made if necessary to comply with the requirements of clause (a)(2)(B)(i) of 409A until the earliest of:

(1)                                  the expiration of the six month period (the “Deferral Period”) measured from the date of the Executive’s ‘separation from service’ under 409A; or

(2)                                  the date of the Executive’s death,

provided one or more exceptions to 409A that would allow for an earlier payment is not available.  The maximum payment allowable under all such exceptions combined will be made on the date provided under the Agreement prior to this Amendment No. 3.

Upon the expiration of the Deferral Period, all payments that would have been made during the Deferral Period (whether in a single lump sum or in installments) shall be paid as a single lump sum together with interest at the money market fund rate of the Company’s investments from time to time to the Executive or, if applicable, his beneficiary.

Without limiting the generality of the foregoing, the following specific provisions will be effective as of January 1, 2005:

Section 5(d)(1) of the Agreement shall be modified by adding the following to the end thereof:

‘The provisions of Section 14(b) will apply to payments made under this Section 5(d)(1).  To the extent permissible by law, each payment and each installment described in this Agreement shall be considered a separate payment from each other payment or installment’

(c)                                  Reimbursements:  To the extent required by 409A, with regard to any provision that provides for the reimbursement of costs and expenses, or for the provision of in-kind benefits:

(1)                                  The right to such reimbursement or in-kind benefit shall not be subject to liquidation or exchange for another benefit;

(2)                                  The amount of expenses or in kind benefits available or paid in one year shall not affect the amount available or paid in any subsequent year; and

(3)                                  Such payments shall be made on or before the last day of the Executive’s taxable year in which the expense occurred.

Without limiting the generality of the foregoing, the following specific provisions will be effective as of January 1, 2005:

Section 3(c) of the Agreement shall be modified to insert the following sentence at the end thereof:

‘The provisions of Section 14(c) shall apply to all reimbursements made under this Section 3(c)’

(d)                                 Gross Ups.  To the extent required by 409A, any ‘gross up’ payment shall be made no later than the end of the Executive’s taxable year following the year in which the employee remits the related taxes.

Without limiting the generality of the foregoing, the following specific provisions will be effective as of January 1, 2005:

Section 5 shall be amended by adding the following new Section 5(e)(v) immediately following Paragraph (iv) therof:

‘(v)                             The provisions of Section 14(d) shall apply to all payments made under this Section 5(e)’”

2.                                       Employment Agreement to Remain in Effect.      Except as modified by this Amendment No. 3, the Employment Agreement shall remain in full force and effect in accordance with its terms. Except to the extent explicitly required by 409A, nothing herein is intended to nor shall be construed to reduce any material benefit of Executive under the Employment Agreement or to require any repayment or reduction of any benefit provided to Executive prior to the date hereof.   In the event of a conflict between the provisions of this Amendment No. 3 and the Employment Agreement, this Amendment No. 3 shall be controlling.

RITE AID CORPORATION

By:	/s/ Robert B. Sari
Robert B. Sari
Executive Vice President,
General Counsel

Mary F. Sammons

/s/ Mary F. Sammons